As filed with the Securities and Exchange Commission on June 28, 2010

811-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The  undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Destra U.S. Liquidity Alpha and Income Fund

Address of Principal Business Office:

2 S. 406 Seneca Drive
Wheaton, Illinois 60189

Telephone Number:

(630) 853-3300

Name and address of agent for service of process:

Nicholas Dalmaso
Destra Capital Management LLC
2 S. 406 Seneca Drive
Wheaton, Illinois 60189

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]    NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton in the State of Illinois on the 28th day of June, 2010.

DESTRA U.S. LIQUIDITY ALPHA AND INCOME FUND

By:	/s/ Nicholas Dalmaso
Nicholas Dalmaso
Sole Trustee

Attest:	/s/ Nicholas Dalmaso
Nicholas Dalmaso
Sole Trustee